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                                                                   Exhibit 10.11

                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT
                   -----------------------------------------

     This Agreement is made and entered into as of July 24, 2000 (the "Effective Date"), by and between XPEDIOR INCORPORATED, a Delaware corporation hereinafter referred to as "Xpedior," and Caesar J. Belbel, hereinafter referred to as "Employee."

     WHEREAS, Xpedior and Employee entered into that certain Employment Agreement dated as of March 13, 2000 (the "Prior Employment Agreement"), providing, among other things, for the employment of Employee as Senior Vice President and General Counsel of Xpedior, and for the payment of certain severance and other benefits to Employee upon the terms and subject to the conditions set forth in the Prior Employment Agreement; and

     WHEREAS, following the effective date of the Prior Employment Agreement, Employee has been appointed by Xpedior's Board of Directors to the office of Corporate Secretary of Xpedior, and Employee has assumed substantially greater duties and responsibilities than the duties and responsibilities contemplated by Xpedior and Employee under the Prior Employment Agreement; and

     WHEREAS, in recognition of the substantially greater duties and responsibilities assumed by Employee following the effective date of the Prior Employment Agreement, and to provide further incentive to the Employee to continue his Employment with Xpedior, the Compensation Committee of Xpedior's Board of Directors has agreed to amend and restate the terms and conditions of Employee's employment by Xpedior in accordance with the terms and subject to the conditions set forth in this Amended and Restated Employment Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, Employee and Xpedior, intending to be legally bound, hereby agree as follows:

     1. TITLE; CONTINUATION OF EMPLOYMENT. Employee's officer title shall continue to be Senior Vice President, General Counsel and Corporate Secretary of Xpedior. Employee agrees to perform the services specified herein, all upon the terms and subject to the conditions hereinafter stated.

     2. DUTIES. Employee agrees to discharge faithfully, diligently and to the best of his ability during the term hereof the duties incidental to the position of Senior Vice President, General Counsel and Corporate Secretary of Xpedior. Employee agrees to serve in such capacity and perform such duties as the President and Chief Executive Officer may reasonably direct from time to time and which are consistent with Employee's position and status. Employee's duties and responsibilities will include, but not be limited to, responsibility for all of Xpedior's worldwide legal affairs including compliance with all applicable Securities and Exchange Commission and National Market System listing and reporting requirements; enforcement of Xpedior's insider trading policies and procedures; corporate governance of Xpedior and all of its subsidiaries;
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counsel to all operating lines of Xpedior's business; establishment, implementation, and supervision of Xpedior's contract administration policies and procedures, including recruitment, deployment, and supervision of staff adequate to support Xpedior's contract administration function; manage and supervise all merger and acquisition activities and strategic partnership arrangements; ensure compliance and enforcement of Xpedior's rights and obligations under its contractual arrangements with its employees, clients and vendors; assist the Chief Financial Officer in ensuring compliance with revenue recognition principles applicable to Xpedior's business under generally accepted accounting principles; protect Xpedior's intellectual property rights; manage and supervise all litigation and threatened litigation; support all human resources and employment and labor law activities; implement and supervise Xpedior's stock option program and employee stock purchase plan; assist senior management in the development of regional, national, and global business plans and operating budgets; and participate fully as a member of Xpedior's executive strategy committee. Employee agrees that during the term of this Agreement, Employee will devote substantially all Employee's business time, skill, energy, knowledge and best efforts to the business and affairs of Xpedior, and that Employee will not engage, directly or indirectly, in any other business interest or activities, whether or not similar to that of Xpedior, except with the prior written consent of the Xpedior Board of Directors, in its sole discretion. Employee shall be expected to commit whatever time is necessary for the normal responsibilities of Xpedior management.

     3. COMPENSATION. During the term of this Agreement, Xpedior agrees to pay the following compensation to Employee, and the Employee agrees to accept such compensation:

          3.1 Base Compensation. Employee shall receive a base cash salary at the rate of Fifteen Thousand Dollars ($15,000.00) per month, which is equivalent to One Hundred Eighty Thousand Dollars ($180,000.00) over the course of a twelve
(12) month period, through the term of this Agreement ("Base Compensation"). The Base Compensation constitutes a gross amount and shall be paid in substantially equal semi-monthly installments subject to such withholding and deductions as may from time to time be legally required or authorized. The Base Compensation will be reviewed from time to time by the Compensation Committee of Xpedior's Board of Directors (the "Compensation Committee"), and the Compensation Committee, in its sole discretion, may make appropriate adjustments.

          3.2 Bonus. Immediately upon the commencement of his employment with Xpedior, Employee shall be eligible to receive an annual bonus (the "Incentive Bonus") of up to thirty three (33%) of the Base Compensation paid to Employee under this Agreement based on Employee's meeting or exceeding certain performance objectives. The performance objectives for the Incentive Bonus for the remainder of year 2000 shall be mutually agreed upon by no later than August 31, 2000, and for each subsequent calendar year shall be mutually agreed upon no later than March 31 of the applicable calendar year. In each of these years, unless otherwise mutually agreed in writing, two thirds of the Incentive Bonus will be based on meeting budgeted revenue expectations for the budget year, and the remainder for meeting an additional target goal. The President and Chief Executive Officer shall determine whether Employee has met or exceeded the performance objectives for each year. Incentive Bonuses will be paid on or before March 31 of the year following the calendar year during which the bonus criteria was achieved (the "Payout Date"), provided, however, that up to 75% of the total Incentive Compensation will be advanced over one

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or more quarterly payments if the President and Chief Executive Officer determines that year-to-date performance is on track for meeting the established performance objectives for that year. If Employee's employment terminates prior to the Payout Date for any reason other than for Cause (as hereinafter defined), Xpedior will pro-rate and pay Employee the amount of unpaid portions of the Incentive Bonus which Employee has earned. If Employee is advanced any part of an Incentive Bonus in any year during the which the President and Chief Executive Officer ultimately determines that performance objectives were not met or exceeded, then the amounts thus paid will be credited against the first dollars otherwise to be paid in Incentive Bonus in subsequent years or credited against any first dollars that may be owed to Employee by Xpedior, including payments owed in consequence of a termination of this Agreement.

          3.3 Benefits. Employee shall be entitled to participate in any plan established by Xpedior to provide benefits to employees at the time Employee meets the eligibility criteria established for each plan.

          3.4 Equity Compensation. The Employee has been granted an option to purchase seventy thousand (70,000) shares of Xpedior common stock at an exercise price equal to $16.06, which is equal to the fair market value of such shares on the effective date of the Prior Employment Agreement. Such options will continue to vest and become exercisable in equal monthly installments over the thirty six (36) month period following the commencement of Employee's employment with Xpedior; provided, however, such option will immediately vest and become fully exercisable if there is a change of control of Xpedior and, within one (1) year of such change of control, Employee's employment is terminated by Xpedior without Cause (as such term is hereinafter defined), or Employ resigns from his position after there has been a Constructive Termination (as such term is hereinafter defined) of Employee's employment with Xpedior. All of the terms and conditions of the stock option are set forth in the Nonstatutory Stock Option Agreement dated March 13, 2000, between Employee and Xpedior.

     4. TERM AND TERMINATION OF EMPLOYMENT. Subject to earlier termination as provided herein, Xpedior and Employee agree that the term of this Agreement shall commence on the Effective Date and continue for the two (2) year period commencing on March 13, 2000, and ending on March 12, 2002 (the "Term").
Xpedior or Employee, as the case may be, shall have the right to terminate Employee's employment with Xpedior at any time for any of the following reasons:

          (a) Termination For Cause. Prior to the end of the Term of this Agreement, Xpedior, upon ten (10) days' prior written notice to Employee, Xpedior may discharge Employee for Cause and terminate this Agreement without any further liability hereunder to Employee or his estate, other than the obligation to pay to Employee his base salary accrued to the date of termination and accrued vacation. For purposes of this Agreement, a discharge for "Cause" shall mean a discharge resulting from a determination by the Xpedior' Board of Directors that Employee:

               (i) has failed to diligently perform the material duties assigned to Employee under this Agreement or to have abandoned Employee's assigned job duties and

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     not to have remedied the situation within a reasonable period of time after receipt of written notice from Xpedior specifying the failure;

               (ii) has failed to abide by Xpedior's policies, rules, procedures or directives and not to have remedied the situation within a reasonable period of time after receipt of written notice specifying the failure;

               (iii) has acted in a grossly negligent manner, or has engaged in reckless or willful misconduct with respect to Xpedior which results or could have resulted in material harm to Xpedior's standing among customers, suppliers, employees and other business relationships;

               (iv) has been found guilty by a court of law of fraud, dishonesty and/or a felony crime, or any other crime involving moral turpitude;

               (v) has engaged in employee misconduct, including but not limited to, breach of fiduciary duty, theft, fraud, dishonesty, embezzlement, violation of securities laws, violation of employment-related laws (including but not limited to laws prohibiting discrimination in employment), violation of non-competition, non-solicitation or confidentiality obligations or this Agreement, falsification of employment applications or other business records, insubordination, habitual absenteeism or tardiness, or unethical activity or has failed to immediately disclose a Conflict of Interest as such term is defined under
     Section 7 hereof;

               (vi) fails to agree to and execute any written amendment to any part or all of Sections 6-13 of this Agreement, within thirty (30) days of receipt of the Xpedior Companies' (as hereinafter defined) written request, provided said requested amendment revises said Sections to conform with applicable law, and provided further, that said requested amendment does not expand the time or geographic limits set forth herein.

In making any determination described above, the Board must act in good faith. Notwithstanding the foregoing, Employee shall in no event be deemed to have been discharged for Cause unless and until there shall have been delivered to Employee a termination notice in the form of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board.

          (b) Termination Without Cause; Constructive Termination. Prior to the end of the Term of this Agreement, Xpedior, upon written notice to Employee, may discharge Employee without Cause and terminate this Agreement, such termination to be effective upon the date as specified in said notice. In the event Xpedior terminates Employee without Cause or Employee is Constructively Terminated, Xpedior shall pay Employee an amount equal to twelve times (12) Employee's then current monthly Base Compensation, less legally required withholdings and authorized deductions, to be paid in substantially equal semi-monthly installments rather than as one lump sum, in return for Employee's execution and delivery to Xpedior of a termination of employment agreement which contains a full release of all claims against Xpedior and its affiliates, predecessors, parents, subsidiaries, successors, and assigns, and their respective

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directors, officers, employees, agents and attorneys. For purposes of this
Agreement, "Constructively Terminated" or "Constructive Termination" shall mean the occurrence of any of the following events without Employee's express written consent:

               (i) A substantial and adverse change in the Employee's duties, control, authority, status or position with Xpedior; or the assignment to the Employee of any duties or responsibilities which are materially inconsistent with such status or position, or a material reduction in the duties and responsibilities previously exercised by the Employee; or a loss of title, loss of office, loss of significant authority, power or control, including, without limitation, the loss of Employee's status as principal legal officer of a company registered under the Securities and Exchange Act of 1934, as amended, whether by virtue of a change of control of Xpedior or otherwise; or any removal of him from or any failure to reappoint or reelect him to such positions, except in connection with the termination of his employment for Cause;

               (ii) Any relocation of Employee's office out of the Greater Boston Metropolitan Area; or

               (iii) Any reduction by Xpedior in Employee's Base Compensation, unless such reduction shall also apply to similarly situated executives of Xpedior and does not exceed ten percent (10%) per year (unless otherwise agreed to in writing by Employee).

          (d) Resignation. Should Employee, at any time during the term of this Agreement, desire to resign his employment, Employee shall submit notice of his proposed resignation to the Board at least thirty (30) days prior to the intended effective date thereof. This notice period may be waived by the Board in its sole discretion. Except as otherwise expressly provided herein, Xpedior will have no further obligation if Employee resigns other than to pay, subject to applicable withholding requirements, compensation already earned by Employee including any obligation under any applicable benefit plan and to make COBRA coverage available. Employee understands that Employee will continue to be subject to the Sections 6, 8, 9 and 10 of this Agreement following any such resignation.

     5. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent, postage prepaid, by certified or registered mail, return-receipt requested (a) to Employee at 21 Penniman Road, Brookline, Massachusetts 02445-4127; and (b) to Xpedior Incorporated at One North Franklin Street, Suite 1500, Chicago, Illinois 60606,
Attention: President and Chief Executive Officer, or (c) to other such address as either party shall designate by written notice to the other party in accordance with the provisions of this Section 5.

     6. CONFIDENTIAL INFORMATION. Employee acknowledges that in the course of his employment by Xpedior, Xpedior will provide him with certain confidential and proprietary information and knowledge concerning the operations of Xpedior, PSINet Consulting Solutions Holdings, Inc., a Delaware Corporation, and PSINet Inc., a New York corporation, and their respective affiliates, subsidiaries, successors, and assigns (hereinafter individually and collectively referred to as the "Xpedior Companies") which the Xpedior Companies desire to protect. This

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confidential and proprietary information shall include, but not be limited to:

          (i) terms and conditions of and the identity of the parties to the Xpedior Companies' agreements with their clients and suppliers, including but not limited to price information;

          (ii) management systems, policies or procedures, including the contents of related forms and manuals;

          (iii)  professional advice rendered or taken by the Xpedior Companies;

          (iv) the Xpedior Companies' own financial data, business and management information, strategies and plans and internal practices and procedures, including but not limited to internal financial records, statements and information, cost reports or other financial information;

          (v) proprietary software, systems and technology-related methodologies of the Xpedior Companies and their clients;

          (vi) salary, bonus and other personnel information relating to the Xpedior Companies' personnel;

          (vii) the Xpedior Companies' business and management development plans, including but not limited to proposed or actual plans regarding acquisitions (including the identity of any acquisition contacts), divestitures, asset sales, and mergers;

          (viii) decisions and deliberations of the Xpedior Companies' committees or boards;

          (ix) litigation, disputes, or investigations to which the Xpedior Companies may be party and legal advice provided to Employee on behalf of the Xpedior Companies in the course of Employee's employment; and

          (x) the particular information technology needs and concerns of the Xpedior Companies' customers, clients and active prospects.

Employee understands that such information is confidential and proprietary, and he agrees not to reveal such information to anyone outside the Xpedior Companies so long as the confidential or secret nature of such information shall continue. Employee further agrees that he will at no time use such information in competing with the Xpedior Companies. At such time as Employee shall cease to be employed by Xpedior, he will surrender to Xpedior all papers, documents, writings and other property produced by him or coming into his possession by or through his employment and relating to the information referred to in this paragraph, and Employee agrees that all such materials will at all times remain the property of the Xpedior Companies.

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     7.  CONFLICTS OF INTEREST.  Subject to the provisions of Section 2 above, in keeping with Employee's fiduciary duties to the Xpedior Companies, Employee agrees that he shall not, acting alone or in conjunction with others, directly or indirectly, become involved in a conflict of interest, or upon discovery thereof, allow such a conflict to continue. Moreover, Employee agrees that he shall disclose to the Board any facts which might involve any reasonable possibility of a conflict of interest. It is agreed that a direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect the Xpedior Companies involves a possible conflict of interest. Circumstances in which a conflict of interest on the part of Employee would or might arise, and which should be reported immediately by Employee to the Board, include, but are not limited to the following:

          (i) Ownership of a material interest in any supplier, contractor, subcontractor, or other entity with which the Xpedior Companies do business;

          (ii) Acting in any capacity including director, officer, partner, consultant, employee, distributor, agent or the like, for suppliers, contractors, subcontractors, or other entities with which the Xpedior Companies do business;

          (iii) Acceptance, directly or indirectly, of payments, services or loans from a supplier, contractor, subcontractor, or other entity with which the entity does business, including but not limited to, gifts, trips, entertainment, or other favors, of more than a nominal interest;

          (iv) Misuse of information or facilities of the Xpedior Companies to which Employee has access in a manner which will be detrimental to the Xpedior Companies' interest, such as, utilization for Employee's own benefit of know-how or information developed through the Xpedior Companies' business or research activities;

          (v) Disclosure or other misuse of information of any kind obtained through Employee's connection with the Xpedior Companies;

          (vi) Acquiring or trading in, directly or indirectly, other properties or interests connected with the services provided by the Xpedior Companies;

          (vii) The appropriation by Employee or diversion to others, directly or indirectly, of any business opportunity in which it is known or could reasonably be anticipated that the Xpedior Companies would be interested; and

          (viii) The ownership, directly or indirectly, of a material interest in an enterprise in competition with the Xpedior Companies or acting as a director, officer, partner, consultant, employee or agent of any enterprise which is in competition with the Xpedior Companies.

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     Nothing contained in this Agreement shall prohibit Employee from owing no more than one percent (1%) of the publicly traded capital stock or possessing greater than a one percent (1%) ownership interest in any company.

     8. NON-COMPETITION AND NON-SOLICITATION COVENANTS. In return for the consideration stated in this Agreement, including the promise of Xpedior to provide Employee with confidential information, Employee agrees that, during Employee's employment and for one (1) year after the termination of Employee's employment as a result of Employee's resignation or as a result of the termination of Employee's employment for Cause, Employee shall not directly or indirectly, on behalf of anyone other than the Xpedior Companies, either alone or in conjunction with any other person or entity, (a) engage anywhere in the world in an activity which could deemed to be a conflict of interest under
Section 7 of this Agreement, or (b) employ, solicit, induce, or recruit for employment any person then employed by the Xpedior Companies or employed by the Xpedior Companies at any time during the immediately preceding one (1) year period. Employee agrees that it is his intention that any restriction contained in this Section 8 that is determined to be unenforceable be modified by any court having jurisdiction to be reasonable and enforceable, and, as modified, to be fully enforced.

     9. SPECIFIC PERFORMANCE. Employee acknowledges that a remedy at law for any breach or attempted breach of Sections 6, 7 and 8 of this Agreement will be inadequate, agrees that the Xpedior Companies may be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach, and further agrees to waive any requirement for the securing or purchasing of any bond in connection with the obtaining of any such injunctive or any other equitable relief.

     10. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, the breach thereof, Employee's employment with Xpedior, or the termination thereof, whether arising during or after the period of employment or under statute, common law or otherwise, except for the injunctive relief described in Section 9 of this Agreement, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (AAA), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The location of such arbitration shall be Boston, Massachusetts. To select an arbitrator, each party shall strike a name from the list submitted by AAA with the grieving party striking first. The arbitrator shall not have the power to add to or ignore any of the terms and conditions of this Agreement. His decision shall not go beyond what is necessary for the interpretation and application of this Agreement and obligations of the parties under this Agreement. Cost of such arbitration, including attorneys' fees and related out of pocket expenses, will be paid by the losing party.

     11. BINDING EFFECT. This Agreement shall be binding upon all successors and assigns of Xpedior. The obligations of Employee under this Agreement are personal and may not be assigned.

     12. GOVERNING LAW. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the Commonwealth of Massachusetts.

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     13.  SEVERABILITY.  In case any term, phrase, clause, paragraph, section, restriction, covenant or agreement contained in this Agreement shall be held to be invalid or unenforceable, the same shall be deemed, and it is hereby agreed that same is meant to be, severable, and such invalidity or unenforceability shall not defeat or impair the remaining provisions hereof.

     14. WAIVER OF BREACH. The waiver by either party hereto of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of such breaching party.

     15. ENTIRE AGREEMENT; SURVIVAL. This Agreement supersedes, replaces, merges, and terminates all previous agreements and discussions relating to the same or similar subject matters between Employee and Xpedior, including, without limitation, the Prior Employment Agreement, and constitutes the entire agreement between Employee and Xpedior with respect to the subject matter of Employee's employment by Xpedior. Employee acknowledges and agrees that he has not relied on any representations not contained herein, which may have been made to Employee by any representative of the Xpedior Companies, including but not limited to representations about the Xpedior Companies or terms of employment. Notwithstanding anything else contained in this Agreement, the provisions of Sections 5-16 of this Agreement shall survive termination of this Agreement.

     16. MODIFICATION. This Agreement may not be changed or terminated orally, and no change, termination, or waiver of this Agreement or of any of the provisions herein contained shall be binding unless made in writing and signed by both parties, and in the case of Xpedior, by the President and Chief Executive Officer of Xpedior.

     IN WITNESS WHEREOF, the parties hereto have affixed their signatures to this Agreement on the dates stated below, this Agreement to be effective as of the Effective Date.

                                  XPEDIOR INCORPORATED



/s/ Caesar J. Belbel              By: /s/ David N. Campbell
--------------------------            -------------------------------------
Caesar J. Belbel                      David N. Campbell
                                      President and Chief Executive Officer

Date: July 24, 2000                   Date: July 24, 2000

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